Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Incentive Award Plan, 2020 Employee Stock Purchase Plan and Restated 2015 Incentive Share Option Plan of Lemonade, Inc. of our report dated March 20, 2020 with respect to the consolidated financial statements of Lemonade, Inc. as of December 31, 2018 and 2019 and for each of the two years in the period ended December 31, 2019 included in its Registration Statement on Form S-1, as amended (File No. 333-239007) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

July 2, 2020